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                                                                    Exhibit 99.7

[NASDAQ LOGO]

By Facsimile and First Class Mail

October 23, 2002

Mr. Bradley E. Larson
President and Chief Executive Officer
Meadow Valley Corporation
4411 South 40th Street, Suite D11
Phoenix, AZ 85040

Re:  Meadow Valley Corporation (the "Company")

Dear Mr. Larson:

On August 5, 2002, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by the NASDAQ SmallCap Market set forth in Marketplace Rule 4310(c)(4) (the "Rule"). Since then, the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

Staff also notes that as of today, the Company's closing bid price has been trading below the minimum $1.00 per share requirement for nineteen consecutive trading days, and Staff will send another notification letter, if the bid price remains below the $1.00 requirement for thirty consecutive trading days.

If you have any questions, please contact Abdul Mohamed, Listing Analyst, at 301-978-8029.

Sincerely,

/s/ Martha L. Carter

Martha L. Carter, Ph.D.
Director
NASDAQ Listing Qualifications




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